Exhibit 3.2

CERTIFICATE OF MERGER

MERGING

ARKHAM MERGER SUB, INC.,
A DELAWARE CORPORATION,

WITH AND INTO

ELICIO THERAPEUTICS, INC.,
A DELAWARE CORPORATION

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”)

Elicio Therapeutics, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST:  Each of the constituent corporations (the “Constituent Corporations”), the Company and Arkham Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger and Reorganization, dated as of January 17, 2023 (the “Merger Agreement”), by and among the Company, Angion Biomedica Corp., a Delaware corporation, and Merger Sub, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations pursuant to and in accordance with Section 228 and Section 251 of the DGCL.

THIRD: The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).  The name of the Surviving Corporation upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware shall be Elicio Operating Company, Inc.

FOURTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated such that, upon the effectiveness of the Merger, the certificate of incorporation attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

451 D Street, 5th Floor, Suite 501
Boston, MA 02210

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective as of June 1, 2023, at 4:03 p.m. Eastern Time, following the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Elicio Therapeutics, Inc. has caused this Certificate of Merger to be executed by the undersigned authorized officer as of June 1, 2023.

ELICIO THERAPEUTICS, INC.

/s/ Robert Connelly
Name:	Robert Connelly
Title:	Chief Executive Officer

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ELICIO OPERATING COMPANY, INC.

I.
The name of this corporation is Elicio Operating Company, Inc.

II.

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County 19808, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock.  The total number of shares of Common Stock presently authorized is one hundred (100), each having a par value of one-hundredth of one cent ($0.0001).

V.

A.       The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B.       The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

C.       Unless and except to the extent that the Bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

VI.

A.        The personal liability of the directors to the corporation or its stockholders for monetary damages for any breach of a fiduciary duty shall be eliminated to the fullest extent under applicable law.

B.        This corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director, officer or agent of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.       Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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